SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 Filed by Registrant [X]
Filed by a Party other than the Registrant [  ]
Check the appropriate box:
[   ]  Preliminary Proxy Statement
[   ]  Confidential,  for  use  of the  Commission  Only  (as  permitted by Rule
       14a-b(e)(2))
[ X ]  Definitive Proxy Statement
[   ]  Definitive  Additional Materials
[   ]  Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

         LASERSIGHT INCORPORATED
         (Name of Registrant as Specified In Its Charter)

         (Name of Person(s) Filing Proxy Statement if other than the Registrant) Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

         1)      Title of each class of securities to which transaction applies:

         2)      Aggregate number of securities to which transaction applies:

         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined)

         4)      Proposed maximum aggregate value of transaction:

         5)      Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)       Amount Previously Paid:

 ................................................................................

     2)       Form, Schedule or Registration Statement No.:

 ................................................................................

     3)       Filing Party:

 ................................................................................

     4)       Date Filed:
 ................................................................................

                             LASERSIGHT INCORPORATED
                         12249 Science Drive, Suite 160
                             Orlando, Florida 32826


Dear Fellow Stockholder:

         You are invited to attend the 1998 Annual Meeting of Stockholders of LaserSight Incorporated to be held at the Clarion Plaza Hotel, 9700 International Drive, Orlando, Florida (telephone: (407) 354-1715) on Friday, June 12, 1998 at 10:00 a.m. local time. We are pleased to enclose the notice of our 1998 annual stockholders' meeting, together with the attached Proxy Statement, a proxy card and an envelope for returning the proxy card.

         Please carefully review the Proxy Statement and then complete, date and sign your Proxy and return it promptly. If you attend the meeting and decide to vote in person, you may withdraw your Proxy at the meeting.

         If you have any questions or need assistance in how to vote your shares, please call Julie Tockman, Director of Corporate Relations, at (314) 469-3220. Your time and attention are appreciated.



                                           Sincerely,

                                           /a/ Michael R. Farris
                                           --------------------------------
                                           Michael R. Farris
                                           President and Chief Executive Officer



May 28, 1998

                             LASERSIGHT INCORPORATED

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS


      The 1998 Annual Meeting of Stockholders (the "Annual Meeting") of LaserSight Incorporated, a Delaware corporation (the "Company"), will be held on Friday, June 12, 1998 at 10:00 a.m. local time, at the Clarion Plaza Hotel, 9700 International Drive, Orlando, Florida, for the following purposes:

      1. To elect the directors to serve until the next annual meeting;

      2. To consider and vote on a proposal to amend the conversion terms of the Company's Series B Convertible Participating Preferred Stock, $.001 par value (the "Series B Preferred Stock"), and to reduce the exercise price of the 750,000 warrants issued to the holders of the Series B Preferred Stock in August 1997 (the "Existing Warrants") (collectively, the "Series B Proposal");

      3. To vote on an amendment of the Company's 1996 Equity Incentive Plan ("Equity Incentive Plan") to increase the aggregate number of shares available for delivery under the Equity Incentive Plan and to make certain technical amendments to reflect changes in the rules of the Securities and Exchange Commission ("SEC")(collectively, the "Equity Incentive Plan Proposal");

      4. To ratify the appointment of KPMG Peat Marwick LLP as auditors of the Company for the 1998 fiscal year (the "Auditor Ratification Proposal"); and

      5. To transact such other business that is properly brought before the meeting.

These proposals are described in the attached Proxy Statement.

      Only holders of the Company's common stock, $.001 par value (the "Common Stock"), of record on the books of the Company at the close of business on May 15, 1998 (the "Record Date") will be entitled to vote at the Annual Meeting.

      Your vote is important. All stockholders are invited to attend the Annual Meeting in person. However, to assure your representation at the Annual Meeting, please mark, date and sign your Proxy and return it promptly in the enclosed envelope. Any stockholder attending the Annual Meeting may vote in person even if the stockholder returned a Proxy.


                                By Order of the Board of Directors


                                /s/ Gregory L. Wilson
                                ------------------------------------
                                Gregory L. Wilson
                                Secretary

Orlando, Florida
May 28, 1998

            THE ENCLOSED PROXY, WHICH IS BEING SOLICITED ON BEHALF OF
             THE BOARD OF DIRECTORS OF THE COMPANY, CAN BE RETURNED
               IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE
                         IF MAILED IN THE UNITED STATES.

                             LASERSIGHT INCORPORATED
                         12249 Science Drive, Suite 160
                             Orlando, Florida 32826


                                 PROXY STATEMENT


      Proxies in the accompanying form are being solicited by the Board of Directors of the Company for use at the Annual Meeting of Stockholders on Friday, June 12, 1998, or at any adjournment thereof. The Annual Meeting will be held at the Clarion Plaza Hotel, 9700 International Drive, Orlando, Florida at 10:00 a.m. local time. This Proxy Statement is being mailed to stockholders commencing on or about May 28, 1998.


                                 PROPOSAL NO. 1:
                              ELECTION OF DIRECTORS

      The nominees for the Board of Directors are set forth below. At the Annual Meeting, the shares of Common Stock represented by proxies in the form accompanying this Proxy Statement, unless otherwise specified, will be voted to elect the nominees named below. The terms of all incumbent directors expire at the Annual Meeting or at such later time as their successors have been duly elected and qualified. Nominees elected at the Annual Meeting will serve until the annual meeting of stockholders next succeeding and until their election and until their successors have been duly elected and qualified. All seven of the nominees are currently directors of the Company and are standing for reelection.

      The nominees have agreed to serve if elected. However, if any nominee becomes unable or unwilling to serve if elected, the Proxies will be voted for the election of the person, if any, recommended by the Board of Directors or, in the alternative, for holding a vacancy to be filled by the Board of Directors. The Board of Directors has no reason to believe that any nominee will be unable or unwilling to serve.

      Listed below are the names and ages of the nominees, the year each individual began continuous service as director of the Company, and the business experience of each, including principal occupations, at present and for at least the past five years.

Nominees for Election at the Annual Meeting

Michael R. Farris (38)                                       Director since 1995

      Mr. Farris has been the Company's President and Chief Executive Officer since November 1995. He had previously been President and Chief Executive Officer of The Farris Group ("TFG") (which the Company acquired from Mr. Farris in February 1994) and predecessor consulting and search firms for more than 10 years.

Francis E. O'Donnell, Jr., M.D. (48)                         Director since 1992

      Dr. O'Donnell has been the Chairman of the Board of the Company since April 1993. He also was Chief Executive Officer of the Company from April 1993 to July 1993. He is the Medical Director of the O'Donnell Eye Institute, St. Louis, Missouri, which has performed photorefractive keratectomy procedures since 1989. He is Chairman and Chief Executive Officer of PerArdua Corporation and BioKeys, privately-held biopharmaceutical companies. He is a member of Laser Skin Toner, L.L.C., a privately-held aesthetic laser company, and Sublase, L.L.C., a privately-held medical laser company. He is also a Clinical Professor of Ophthalmology at the St. Louis University School of Medicine.

Thomas Quinn (49)                                            Director since 1994

      Mr. Quinn has been President of Smithton Rockwell & Irwin, a development company in the areas of healthcare management services and consulting programs for managed care, since February 1998. From 1995 to 1997, he was a Vice President of the Hospital Alliance Division of Olsten Kimberly QualityCare, a home health care management services provider and a subsidiary of Olsten Corp. From 1992 to 1995, he was Vice President of Sales and Marketing of Integrated Health Services, Inc., a post-acute health care provider.

Richard C. Lutzy (52)                                        Director since 1995

      Mr. Lutzy has been the founder and Chief Executive Officer of Palmer Capital Corporation, a financial advisory and venture capital services company, since 1988. From 1981 through 1987, he was Managing Director of Merrill Lynch Private Capital, Ltd., a London-based investment banking subsidiary of Merrill Lynch & Company. He is a director of Acamedica, a privately-held demand management company, and Markman Company, a privately-held, insurance financial services organization.

J. Richard Crowley (42)                                      Director since 1994

      Mr. Crowley has been President of LaserSight Technologies since October 1997 and its Chief Operating Officer since June 1997. He had previously been the Chief Operating Officer and Chief Financial Officer of Clinical Diagnostic Systems, Inc., a medical diagnostic testing company, since 1991. From 1984 to 1991, he was President and Chief Financial Officer of Control Laser Corporation, a manufacturer of industrial lasers.

David T. Pieroni  (52)                                       Director since 1996

      Mr. Pieroni has been President of Pieroni Management Counselors, Inc., a management consulting company, since September 1996 and during a portion of 1995. He was President of the Company's TFG subsidiary from November 1995 to September 1996. From 1991 to 1995, he was President of Spencer & Spencer Systems, Inc., an information systems consulting company. From 1977 to 1990, he was a partner in the health care and management consulting practice of a predecessor of Ernst & Young LLP. He is a director of Citation Computer Systems Inc., a health care software company.

Terry A. Fuller, PhD. (49)                                   Director since 1997

      Dr. Fuller has been President and Chief Executive Officer of Fuller Research Corporation, a privately-held producer of high-technology surgical devices, since March 1984. Since December 1997, he has also been President and Chief Executive Officer of Laser Skin Toner, L.L.C. From 1990 to November 1996, he was Chief Operating Officer and Executive Vice-President of Surgical Laser Technologies, Inc., a producer of laser systems for surgical use.

  The Board of Directors recommends that stockholders vote "FOR" its nominees.



                   BOARD OF DIRECTORS MEETINGS AND COMMITTEES

      During 1997, the Board of Directors met in person or by telephone conference call 15 times. No member of the Board attended fewer than 75% of the aggregate of the total number of meetings of the Board of Directors and of the meetings of committees on which such director serves.

      The Board of Directors has an Executive Committee, an Audit and Finance Committee, a Executive Compensation and Stock Option Committee and a Nominating Committee. Each such committee consists of one or more directors appointed by the Board of Directors.

      The Executive Committee is responsible for facilitating certain executive actions, thereby eliminating the need for full Board approval for such actions. Specific duties, responsibilities and authority are established by the full Board of Directors from time to time. The Executive Committee did not meet during 1997. The Executive Committee consists of Messrs. O'Donnell and Farris.

      The Audit and Finance Committee is responsible for recommending the appointment of independent accountants; reviewing the arrangements for and scope of the audit by independent accountants; reviewing the independence of the independent accountants; considering the adequacy of the system of internal accounting controls and reviewing any proposed corrective actions; discussing with management and the independent accountants the Company's draft annual financial statements and key accounting and/or reporting matters; and reviewing the terms of potential acquisitions. The Audit and Finance Committee met six times. The Audit and Finance Committee consists of Messrs. Lutzy, Crowley and Pieroni.

      The Nominating Committee is responsible for reviewing the qualifications of, and recommending to the Board of Directors, candidates for election to the Board of Directors. The Nominating Committee considers suggestions from many sources regarding possible candidates for director. Although there are no formal procedures for stockholders to recommend nominations, the Nominating Committee will consider shareholder recommendations for the 1999 Annual Meeting. Any such recommendation, together with appropriate biographical information and a statement of the reasons for such recommendation, should be addressed to Mr. Gregory L. Wilson, Secretary of the Company, and received at the Company's principal offices by December 31, 1998. In 1997, the Nominating Committee met once. The Nominating Committee consists of Messrs. Crowley, Lutzy and Quinn.

      The Executive Compensation and Stock Option Committee (the "Compensation Committee") is responsible for reviewing the Company's general compensation strategy; establishing salaries and reviewing benefit programs for certain executive officers; reviewing, approving, recommending and administering the Company's stock option plans and certain other compensation plans; and approving certain employment contracts. In 1997, Compensation Committee met four times. The Compensation Committee consists of Messrs. Quinn, Lutzy and Fuller.


                            COMPENSATION OF DIRECTORS

      Each non-employee director receives a fee of $500 for each board or committee meeting attended. In addition, during 1997, each non-employee director was granted an option under the Company's Non-Employee Directors Stock Option Plan to purchase 15,000 shares of Common Stock and each committee chairman and the Chairman of Board was granted an additional option to purchase 5,000 shares. The exercise price of each such option was $7.00 per share (100% of the market price of Common Stock on the date of grant). Directors who are also full-time employees of the Company received no additional cash compensation for services as directors.

           SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS


      The following table sets forth certain information regarding the beneficial ownership of Common Stock as of May 15, 1998 by (i) each person known to the Company to beneficially own 5% or more of the Common Stock, (ii) each director, and (iii) all officers and directors of the Company as a group. Each number of shares of Common Stock shown as owned below assumes the exercise of all currently-exercisable options and warrants and the conversion of all convertible securities held by the applicable person or group. Each percentage shown assumes the exercise of all such options and warrants and the conversion of such convertible securities by the applicable person or group, but assumes that no options, warrants or convertible securities held by any other persons are exercised or converted. Unless otherwise indicated below, the persons named below have sole voting and investment power with respect to the number of shares set forth opposite their respective names. For purposes of the following table, each person's "beneficial ownership" of the Common Stock has been determined in accordance with the rules of the SEC.


               Name of                                                        Number of Shares of     % of Common
         Individual or Group                     Position Held                    Common Stock        Stock Owned
         -------------------                     -------------                    ------------        -----------

Francis E. O'Donnell, Jr., M.D.       Chairman of the Board; Director              424,552 (1)(2)         3.3

Michael R. Farris                     President and Chief Executive
                                      Officer; Director                               450,200 (2)         3.5

J. Richard Crowley                    President, LaserSight Technologies;
                                      Director                                         68,000 (2)          *

Terry A. Fuller                       Director                                                 --          --

Richard C. Lutzy                      Director                                         36,000 (2)          *

Thomas Quinn                          Director                                         46,050 (2)          *

David T. Pieroni                      Director                                        117,500 (2)          *

Richard Stensrud                      Chief Operating Officer; President,
                                      TFG                                              45,110 (2)          *

Gregory L. Wilson                     Chief Financial Officer                          25,000 (2)          *

All directors and executive officers
  as a group (9 persons)                                                            1,212,412 (2)         9.2

James W. Vaughan (3)                                                                      969,725         7.6
  2470 Schuetz Road
  Maryland Heights, MO 63043

Stark International and                                                             1,864,722 (5)         13.0
Shepherd Investments International, Ltd. (4)
  c/o Staro Asset Management, L.L.C.
  1500 West Market Street
  Mequon, WI 53092

Societe Generale                                                                      721,909 (5)         5.4
  c/o Societe Generale Securities Corp.
  1221 Avenue of the Americas
  New York, NY 10020

CC Investments, LDC                                                                   661,531 (5)         4.9
  P.O. Box 31106 SMB
  Grand Cayman, Cayman Islands


*    Less than 1%.

                                       4


(1) Includes 262,274 shares held by the Irrevocable Trust No. 7 for the benefit of the Francis E. O'Donnell, Jr., M.D. Trust and 22,778 shares held by the Francis E. O'Donnell, Jr. Descendants Trust. Ms. Kathleen M. O'Donnell, the sister of Dr. O'Donnell, is trustee of both Trusts. Dr. O'Donnell disclaims beneficial ownership of such shares.

(2)  Includes   options  to  acquire  shares  of  Common  Stock  which  are  now exercisable or will first become exercisable on or before June 26, 1998, as
     follows:  Dr.  O'Donnell  (111,000);   Mr.  Farris  (35,000);  Mr.  Crowley
     (65,000);  Mr. Fuller (none); Mr. Lutzy (35,000);  Mr. Quinn (45,000);  Mr.
     Pieroni  (115,000);  Mr. Stensrud  (45,000);  Mr. Wilson (10,000);  and all
     directors and executive officers as a group (461,000).

(3) Information derived from an amended Schedule 13D filed by Mr. Vaughan on March 2, 1998.

(4)  Based on a Schedule 13D filed by Michael Roth and Brian Stark on October 1,
     1997, such shares may be deemed to be beneficially owned by Messrs. Roth and Stark, who are investment fund managers for Staro Asset Management, L.L.C. The business address of Messrs. Roth and Stark is the same as that of Staro Asset Management, L.L.C.

(5) Represents (i) the number of actual shares of Common Stock presently owned by such person (based on written information supplied to the Company as of May 15, 1998) and (ii) such additional shares of Common Stock that would have been issuable if the indicated person had converted all of its shares of the Series B Preferred Stock at an assumed conversion price of $2.270833 per share (the conversion price in effect on May 18, 1998) and exercised all of its warrants to purchase shares of Common Stock at a price of $5.91 per share, all as set forth in the following table:




                                                                         Shares of Common Stock
                                                                         ----------------------
                                                                              Issuable on        Issuable on
                                         Series B             Oustanding    Conversion of       Exercise of
                                        Preferred               shares        Series B            Existing
            Stockholder                Shares Held              owned      Preferred Stock        Warrants
            -----------                -----------              -----      ---------------        --------

Societe Generale...................        132                       --          581,284           140,625
Stark International; Shepherd              296                  186,236        1,303,486           375,000
   Investments International, Ltd..
CC Investments, LDC................         97                       --          427,156           234,375
                                            --                       --          -------           -------
     TOTAL.........................        525                  186,236        2,311,926           750,000
                                           ===                  =======        =========           =======


     Excludes shares of Common Stock that such persons acquired upon conversions of Series B Preferred Stock but have sold pursuant to a registration statement under the Securities Act of 1933.

         The actual number of shares of Common Stock to be issued upon the conversion of the Series B Preferred Stock cannot be determined at this time, but will be based on the following formula: First, multiply the number of shares of Preferred Stock being converted by the face amount ($10,000 per share). Then divide this dollar amount by a conversion price equal to the lesser of (i) $6.68 per share or (ii) the average of the three lowest closing bid prices of the Common Stock during the 30-trading day period preceding the conversion date.


         No Series B Preferred stockholder can convert its shares into Common Stock to the extent that such conversion would result in its beneficial ownership of more than 4.9% (9.9% in the case of Stark International and Shepherd Investments International Ltd.) of the Common Stock that would be outstanding after giving effect to such conversion. However, this restriction can be terminated upon 90 days' written notice to the Company by the holders of a majority of the Series B Preferred Stock.

         In March 1998, the holders of the Series B Preferred Stock agreed to limit their conversions so as to result in the issuance of no more than 1,000,000 shares of Common Stock through June 12, 1998. As of May 18, 1998, 989,586 of such 1,000,000 shares had been issued. Such conversion limit will be extended to September 14, 1998 if the Company's stockholders approve the Series B Proposal. The conversion limit may be terminated at any time under certain events, including a material adverse change in the Company's financial condition, operating results, assets, liabilities, operations or business prospects. See "Summary of the Series B Preferred Stock Agreement."

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE


     Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's officers and directors, and persons who own more than 10% of the outstanding Common Stock, to file reports of ownership and changes in ownership of such securities with the SEC. Officers, directors and over-10% beneficial owners are required to furnish the Company with copies of all Section 16(a) forms they file. Based solely upon a review of the copies of the forms furnished to the Company, and/or written representations from certain reporting persons that no other reports were required, the Company believes that all
Section 16(a) filing requirements applicable to its officers, directors and over-10% beneficial owners during or with respect to the year ended December 31, 1997 were met.

                             EXECUTIVE COMPENSATION

     The following table sets forth summary information concerning the compensation paid or earned for services rendered to the Company in all capacities during 1995, 1996 and 1997 for (i) the Company's Chief Executive Officer ("CEO"), and (ii) each of the other executive officers of the Company serving at December 31, 1997 whose total annual salary and bonus for 1997 exceeded $100,000 (collectively, the "Named Executive Officers"). During such years, the Company did not make any grants of stock appreciation rights ("SARs") or restricted stock or any awards or payouts under any long-term incentive plan.

                                               Summary Compensation Table

                                                     Annual Compensation
                                                     -------------------
                                                                                  Other         Securities        All
                                                                                  Annual        Underlying       Other
                                                                                 Compen-         Options/     Compensation
    Name and Principal Position        Year       Salary ($)    Bonus ($)         sation         SARs(#)          ($)
    ---------------------------        ----       ----------    ---------         ------         -------          ---

Michael R. Farris................      1997          250,000       --              --              --              --
  President and CEO (1)                1996          250,000       --              --              --              --
                                       1995          150,000     120,178           --             35,000           --

Richard L. Stensrud..............      1997          125,000       --              --              --              --
  Chief Operating Officer of the       1996           43,750       --              --            100,000           --
  Company and President of TFG (2)

Gregory L. Wilson................      1997          150,000       --              --              --              --
  Chief Financial Officer              1996          120,000       --              --              --              --
                                       1995          105,000      10,000           --             10,000           --


(1) Mr. Farris joined the Company in February 1994 and been President and CEO since November 1995.

(2)  Mr.  Stensrud  joined the Company in September  1996 and has been its Chief
     Operating Officer since that time and President of TFG since May 1997.


No stock options or SARs were granted to the Named Executive Officers during 1997.

       The following table sets forth certain information relating to options held by the Named Executive Officers at December 31, 1997:

                                Aggregated Option/SAR Exercises in Last Fiscal Year
                                            and FY-End Option/SAR Values

                                                                   Number of Securities
                                                                  Underlying Unexercised        Value of Unexercised
                                                                      Options/SARs at        In-the-Money Options/(1)(2)
                                                                      Year-End(#)(1)             SARs at Year-End($)
                                    Shares                            --------------             -------------------
                                  Acquired on         Value            Exercisable/                  Exercisable/
              Name                Exercise (#)    Realized ($)(1)     Unexercisable                 Unexercisable
              ----                ------------    ---------------     -------------                 -------------

Michael R. Farris.............        --              --                 55,000/0                             $0/0
Richard L. Stensrud...........        --              --               45,000/60,000                          $0/0
Gregory L. Wilson.............        --              --                 10,000/0                             $0/0

(1)  No SARs have been issued by the Company.
(2) The $2.75 closing price of the Common Stock on the Nasdaq National Market on December 31, 1997 was less than the exercise price for each such option.


Employment Agreements

      In December 1995, the Company entered into an employment agreement with Mr. Farris (the "Employment Agreement"). The Employment Agreement provides for a three-year term, an annual salary of $150,000, and an annual bonus equal to 10% of the net pre-tax profit of TFG. If the employment of Mr. Farris is terminated by the Company without "cause" or by him with "good reason" (as such terms are defined in the Employment Agreement), Mr. Farris would be entitled to all salary and other benefits under the Employment Agreement through the lesser of (i) the remaining term of the Agreement or (ii) one year after the date of his termination. Under such circumstances, the amount of bonus for the post-termination period would equal the greater of (x) $100,000 or (y) the product of the most recent actual quarterly bonus amount multiplied by the number of full or fractional fiscal quarters during a one-year post-termination period. The Employment Agreement includes non-compete and confidentiality covenants. The Company intends to revise Mr. Farris' employment agreement during 1998 to link his bonus opportunity to company-wide performance rather than to the performance of TFG. As further described in the section entitled "Compensation Committee Report on Executive Compensation", the Compensation Committee authorized an increase in Mr. Farris' base salary beginning in 1996, after the date he accepted the position as the Company's President and CEO.

      Under the Company's employment agreement with Mr. Stensrud dated September 1996 and amended effective July 1, 1997, Mr. Stensrud is entitled to an annual salary of $100,000, a car allowance and club dues other expense reimbursement. If Mr. Stensrud's employment is terminated without "cause" (as defined in the agreement) during the four-year term of the contract, he is entitled to his base salary for one year after the date of his termination. The Stensrud agreement includes non-compete and confidentiality covenants.

Severance Arrangement

      In connection with the resignation of Mr. Pieroni as President of TFG and Chief Development Officer of the Company in September 1996, the Company agreed, in lieu of the provisions under his employment agreement, to the following: (i) the payment of six months salary ($75,000) in monthly installments, (ii) the amendment of Mr. Pieroni's option to purchase 200,000 shares of Common Stock at an exercise price of $11.25 per share to provide that as to 100,000 shares, such options become fully exercisable, and as to the remaining 100,000 shares, the options will be canceled, and (iii) the continuation of a car allowance, office space and clerical support for six months. The Company has not yet determined whether the options should remain exercisable for more than 90 days after the termination of Mr. Pieroni's service as a director.

Compensation Committee Interlocks and Insider Participation

      During 1997, Messrs. Lutzy, Quinn and Crowley each served as members of the Company's Executive Compensation and Stock Option Committee. In June 1997, Mr. Crowley resigned from the committee upon his employment with the Company. In January 1998, Mr. Fuller was appointed as a member of the committee. None of the members of this Committee were employees of the Company while serving on the Committee.

Compensation Committee Report on Executive Compensation

      The Compensation Committee of the Board of Directors, composed of independent outside directors, is responsible for setting the policies that govern the Company's compensation programs, administering the Company's equity compensation plans, and establishing the cash compensation of executive officers. The Compensation Committee's objectives are to establish compensation programs designed to attract, motivate, retain, and reward executives who can lead the Company in achieving its long-term business goals in a highly competitive and rapidly changing industry, whose services the Company needs to maximize its return to stockholders, and to ensure that management compensation is reasonable in light of the Company's objectives, compensation for similar personnel in other companies, and other relevant criteria. The compensation mix for executive officers consists of base salaries, a cash bonus system, and stock option awards. As a result, much of an executive officer's compensation is based upon the financial performance of the Company.

      The  Compensation  Committee   periodically   establishes  each  executive
officer's base salary based on the committee's evaluation of the officer's performance and contribution in the previous year and on competitive pay practices.

      The CEO's cash and bonus compensation was originally based on an employment agreement which was last amended in December 1995. See "Employment
Agreements" section. Due to the assumption of his additional duties and Company-wide responsibilities, the Compensation Committee increased the base salary of Mr. Farris in 1996 to $250,000 and determined that any bonus would be awarded at the committee's discretion and not tied to the results of TFG. In light of the Company's loss in 1997, the Compensation Committee did not increase Mr. Farris's base salary or award him any bonus or stock options in 1997. The Committee intends to continue its review of such agreement during 1998 to ensure a proper alignment between compensation and the company-wide duties of Mr. Farris.

      The Compensation Committee and the Board of Directors believe that management's ownership of a significant equity interest in the Company is a major incentive in building stockholder wealth and aligning the long-term interests of management and stockholders. Stock options, therefore, are granted by the Compensation Committee at option prices not less than the fair market value of Common Stock on the grant date. Thus stock options have no value unless the share price increases over the fair market value on the date of grant. Option awards contribute to the retention of key executives since executives realize the benefits of options only as they vest based on tenure after the grant. The Compensation Committee determines which employees receive stock option grants by evaluating the responsibilities and relative positions of key employees in comparison to like or similar positions at competitor companies.

      Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to a corporation's Chief Executive Officer or four other most-highly compensated executive officers named in the proxy statement. The Compensation Committee has reviewed the possible effect on the Company of
Section 162(m), and it does not believe that such section will be applicable to the Company in the foreseeable future, but will review compensation practices as circumstances warrant. To this effect, the Equity Incentive Plan made it possible for the Company to satisfy the conditions for an exemption from Section 162(m)'s deduction limit. However, other characteristics of a grant effect whether or not compensation received from a stock option is counted in determining whether an executive officer has received compensation in excess of $1 million.

Compensation Committee

      Thomas Quinn
      Richard Lutzy
      Terry A. Fuller, Ph.D.

Performance Information

      The following graph compares the performance of the Company's cumulative stockholder return at December 31 of each year between 1992 and 1997 with stockholder returns on (i) the Nasdaq Non-Financial Composite Index and (ii) the Nasdaq National Market Composite Index. The graph assumes that the value of the investment in the Common Stock and each index was $100 at December 31, 1992 and that all dividends, if any, were reinvested.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                            Base
                                            Point     Return      Return     Return      Return     Return
Company/Index Name                          1992       1993        1994       1995        1996       1997
------------------                          ----       ----        ----       ----        ----       ----

LASERSIGHT INCORPORATED                      100        143        225         239        118         50

NASDAQ NON-FINANCIAL                         100        115        111         155        188        221

NASDAQ NATIONAL MARKET                       100        115        112         159        195        240


Certain Relationships and Related Transactions

      LaserSight Centers. In March 1997, pursuant to an amendment to a previously-reported 1993 acquisition agreement (as so amended, the "Amended Centers Agreement"), the Company issued 625,000 unregistered shares of Common Stock to a group of former stockholders and former optionholders (the "Former Centers Holders") of LaserSight Centers Incorporated ("LaserSight Centers"), a developmental stage company that the Company acquired in April 1993 and through which the Company intends to begin to provide services for ophthalmic laser surgical centers using excimer and other lasers. The Amended Centers Agreement also provides for issuance of up to 600,000 additional shares of Common Stock to the Former Centers Holders to the extent that a revised earnout (as described below) is satisfied through March 31, 2002. Trusts for the benefit of Dr. O'Donnell, the Chairman of the Board of the Company, or his descendants (collectively, the "O'Donnell Trusts") received 226,644 (approximately 36%) of the 625,000 shares issued and would be entitled to receive the same percentage of any additional shares issued.

      Under the Amended Centers Agreement, Earnout Shares are issuable at the rate of one share of Common Stock per $4.00 of PRK Earnings (as defined) received by the Company through March 31, 2002. No Earnout Shares have become issuable as of the date of this Proxy Statement. For this purpose, the following items are considered revenue: (i) per procedure revenues received by the Company in connection with the utilization of a fixed or mobile excimer laser owned or operated by the Company to perform photorefractive keratectomy ("PRK") and treat myopia, astigmatism and hyperopia; (ii) certain revenues received by the Company from managed care companies or employers for arranging the delivery of PRK, and
(iii) any royalties received by the Company on account of patents assigned to LaserSight Centers. The Amended Centers Agreement excludes the following from the computation of PRK Earnings: (i) revenues derived from the manufacture and servicing of excimer lasers, (ii) fees from patents not assigned to LaserSight Centers, (iii) managed care fees for non-PRK services, and (iv) revenues from non-excimer procedures. Management of the Company believes that these exclusions will benefit the Company by eliminating uncertainty as to how the LaserSight Centers earnout is to be computed. In addition, the Company is no longer required to use LaserSight Centers as its exclusive representative in the U.S. and Canada for the sale and distribution of ophthalmic refractive lasers or related refractive procedures. However, it may be in the interest of Dr. O'Donnell for the Company to pursue business strategies that maximize the issuance of Earnout Shares.

      In March 1997, the Company also amended its previously-reported royalty agreement (as so amended, the "Amended Royalty Agreement") with Laser Partners, a Florida general partnership, that it had entered into shortly before the LaserSight Centers acquisition. The Amended Royalty Agreement reduces the maximum per eye royalty to be paid by the Company from $86 to $43, and delays the commencement of such royalty payments until after March 2002 or, if sooner, the delivery of all of the 600,000 shares contingently issuable under the earnout provisions of the Amended Centers Agreement. The Company's obligations under the Amended Royalty Agreement are perpetual. The Company understands that one of the O'Donnell Trusts is a partner of Laser Partners with a 36% partnership interest.

      The Amended Royalty Agreement provides that the Company is not required to pay a royalty in connection with any of the following: (i) procedures which do not involve both an excimer laser and PRK, (ii) laser procedures performed by a third party in connection with any license granted by the Company, and (iii) laser procedures performed pursuant to a contract with a managed care company or an employer, pursuant to which the Company agrees to arrange for the delivery of eye care services other than PRK or for eye care services which include PRK without any identifiable fee attributable thereto. The management of the Company believes that these exclusions reduce the scope of the Company's obligation to make royalty payments. It may be in the interest of Dr. O'Donnell for the Company to pursue business strategies that maximize such royalty payments.

      The Board of Directors has discretion to discontinue, sell or transfer at any time the Company's business related to arranging for the performance of PRK.

      Sale of Laser System. As previously reported, in December 1995, the Company sold one of its laser systems to a company owned by Dr. O'Donnell at a price of $235,000 for use in clinical trials. The Company received payment of the $235,000 in January 1997.

      Acquisition of TFG. Pursuant to a December 1995 amendment to the earnout provisions of the agreement pursuant to which the Company had acquired TFG from Mr. Farris in February 1994, the Company and Mr. Farris agreed that the earnout would be payable in shares of Common Stock in both January 1997 (based on TFG's annual performance during 1994, 1995, and 1996) and January 1999 (based on TFG's annual performance during 1997 and 1998). The 406,700 earnout shares which had been earned under the amended agreement for the three-year period ended December 31, 1996 were issued in April 1997. In view of TFG's losses in 1997, no earnout shares were payable for that year. If TFG has pre-tax income in 1998, Mr. Farris will be entitled to a number of earnout shares equal to 750,000 multiplied by a fraction, the numerator of which is the amount of such pre-tax income and the denominator of which is $3.3 million, provided that such number of earnout shares cannot exceed 343,300. It may be in the interest of Mr. Farris for the Company to pursue business strategies that maximize the issuance of earnout shares.

      Consulting Arrangement. In May 1997, the Company's LaserSight Technologies subsidiary entered into an agreement, effective as of January 1, 1997, with Dr. Byron A. Santos ("Dr. Santos"), an ophthalmologist employed by the O'Donnell Eye Institute, a corporation of which Dr. O'Donnell, the Chairman of the Board of the Company, is the Medical Director and owner. The amount that became payable to Dr. Santos under this agreement during 1997 was $96,000. Under the agreement, Dr. Santos is required to be available to provide a minimum of 40 hours of services each month. Such services have related to the development of the LaserScan 2000 excimer laser system, the development of clinical protocols, and training and other consulting services. The agreement provides for a term ending December 31, 2002, subject to LaserSight Technologies' right to terminate the agreement in the event that Dr. Santos fails to perform in accordance with the terms of the agreement.

      Fuller Agreement. The Company and Dr. Fuller have entered into discussions concerning Dr. Fuller's performance of certain consulting services with respect to the Company's patent portfolio. In exchange for his consulting services, the Company anticipates granting Dr. Fuller an option to acquire shares of Common Stock pursuant to the Company's Equity Incentive Plan.

                                 PROPOSAL NO. 2:
               APPROVAL OF AMENDMENT TO CERTIFICATE OF DESIGNATION
             AND OF REDUCTION OF EXERCISE PRICE OF EXISTING WARRANTS

Summary of the Series B Preferred Stock Agreement

      In a private placement completed on August 29, 1997, the Company sold to four institutional investors (the "Series B Holders") 1,600 shares of the Series B Preferred Stock and issued the Existing Warrants. Under the current terms of the Series B Preferred Stock, the Series B Preferred Stock may be converted into shares of Common Stock at the lower of the average of the lowest three closing bid prices during the 30 trading days preceding a conversion date, or $6.68 per share. The Company initially had a right to redeem the Series B Preferred Stock at a premium which commenced at 4% and increased to 30% over time. The Company's right to redeem the Series B Preferred Stock expired on January 26, 1998.

      In late February 1998 and early March 1998, the price of the Common Stock was depressed to historically low levels. The Company believed that this low price was, in part, a result of a concern over the potential dilution to current stockholders' ownership interest in the Company which could have resulted from conversions of the Series B Preferred Stock into Common Stock. The Company concluded that immediate action was necessary to address concerns related to the conversion of the Series B Preferred Stock. The Company initiated discussions with the Series B Holders to obtain a limitation on the conversion of Series B Preferred Stock into Common Stock and an option to purchase the Series B Preferred Stock.

      On March 13, 1998, the Company entered into an agreement (the "Series B Agreement") with the Series B Holders whereby such holders agreed that until June 12, 1998 (the "Initial Restricted Period"), the Series B Holders would limit their conversions of Series B Preferred Stock so that no more than 1,000,000 common shares are issued during such period (the "Conversion Limitation"). The Conversion Limitation will be extended to September 14, 1998 (the "Extended Restricted Period") if the Company's stockholders approve the Series B Proposal. Under the Series B Agreement, the Series B Holders also granted the Company an option to purchase any or all of the remaining Series B Preferred Stock at any time before June 12, 1998 (the "Initial Purchase Option"), but insisted that such repurchase be at a premium of 20%. The Initial Purchase Option will be extended (the "Extended Purchase Option") to September 14, 1998 (the "Extended Purchase Period") if the Series B Proposal is approved.

      In exchange for the Conversion Limitation and Purchase Option, the Company agreed, subject to the approval of its stockholders, (i) to reduce the exercise price of the Existing Warrants from $5.91 to $2.753 per share (115% of an average closing bid price of the Common Stock during the five trading days following March 16, 1998) and (ii) to amend the Company's Certificate of Designation to change the fixed component of the conversion price of the Series B Preferred Stock (currently $6.68) to equal the lesser of $6.68 or 110% of the average closing bid prices of the Common Stock during the 20-trading day period ending on September 14, 1998.

      The Series B Holders agreed to the Conversion Limitation and the Initial Purchase Option based on the Company's agreement to either reprice the Existing Warrants from $5.91 to $2.753 per share or issue the Additional Warrants and the Company's agreement to seek the approval of the Series B Proposal from the Company's stockholders. The approval of the Company's stockholders was not sought at the time the Series B Agreement was entered into because the Company's management believed, based in part on the advice of counsel and preliminary discussions with the staff of the NASDAQ Stock Market, that such approval was not required by applicable law or the listing rules of the NASDAQ Stock Market. However, stockholder approval of the Series B Proposal is now being sought because such stockholder approval is required in order to extend the Purchase Option and the Conversion Limitation from June 12 to September 14, 1998.

Amendment of Certificate of Designation

      The current terms of the Certificate of Designation provide that the Series B Preferred Stock are convertible into Common Stock at a conversion price which is the lower of the average of the lowest three closing bid prices during the 30 trading days preceding a conversion date or $6.68 per share. Therefore, even if the average of the lowest three closing bid prices during the 30 trading days preceding a conversion date is above $6.68 per share, the conversion price will not exceed $6.68 per share (which was 130% of the average closing bid prices of the Common Stock for the five consecutive trading days prior to August 29, 1997).

      The Board of Directors has unanimously approved an amendment to the Company's Certificate of Designation to provide that the fixed conversion price component of the Series B Preferred Stock will equal the lower of $6.68 (its current level) or 110% of the average closing bid prices of the Common Stock during the 20 trading days ending on September 14, 1998. The full text of
Section III F. of the Company's Certificate of Designation, if amended as proposed, is as follows:

         F. "Fixed Conversion Price" means either (i) $6.68 (subject to equitable adjustment for any stock splits, stock dividends, reclassifications or similar events during such twenty (20) trading day period), or (ii) if the Extended Restricted Period (as defined herein) is not terminated prior to September 14, 1998, the lesser of (A) $6.68, or
      (B) 110% of the average Closing Bid Prices of the Common Stock (as reported by Bloomberg Financial Markets) for the twenty (20) consecutive trading days ending on the last day of the Extended Restricted Period (subject to equitable adjustment for any stock splits, stock dividends, reclassifications or similar events during such twenty (20) trading day period)), and shall be subject to adjustment as provided herein. For purposes hereof, "Extended Restricted Period" shall have the meaning given thereto in that certain Series B Preferred Stock Agreement, dated March 13, 1998, among the Holders and the Company.

The terms of the Series B Preferred Stock would otherwise remain unchanged.

      The following table summarizes the terms of the Series B Preferred Stock and the warrants held or to be held by the Series B Holders, as such terms presently exist and as they will be modified depending on whether or not the Company's stockholders approve the Series B Proposal:



                                                                     If Proposal                    If Proposal
                                     Present Terms                   Is Approved                  Is Not Approved
                                                                                                     ---
Series B Warrants -- amount     750,000 shs. @ $5.91           750,000 shs. @ $2.753          Total of 1,500,000 shs:
  and exercise price
                                                                                              750,000 shs. @ $5.91

                                                                                              750,000 shs. @ $2.753
Series B Preferred Stock --     Lower of:                      Lower of:                      Same as present terms.
  conversion price
                                  (A) the  average of the        (A) the average of the
                                lowest three closing bid       lowest three closing bid
                                prices during the 30 trading   prices during the 30 trading
                                days preceding a conversion    days preceding a conversion
                                date, or                       date, or

                                  (B) $6.68 per sh.              (B) $6.68 per sh. or, if
                                                               less, 110% of the average
                                                               closing bid prices during the
                                                               20 trading days before
                                                               9/14/98.

Series B Preferred  Stock --    Into no more than 1.0 million  1.0  million  share ceiling    Share ceiling expires
  when  convertible             common shares between 3/13/98  expires 9/14/98.               6/12/98.
                                and 6/12/98. (2)

Series B Preferred Stock --     Through 6/12/98, at a 20%      Company's repurchase option    Company's repurchase option
  Company's repurchase option   premium.                       expires 9/14/98.               expires 6/12/98.
  (3)
                                       15

--------------------

(1) The Series B Holders would only agree to the terms of the Series B Agreement if either the Existing Warrants were repriced from $5.91 to $2.753 per share or the Additional Warrants were issued. The issuance of the Additional Warrants was not contemplated when the Series B Preferred Stock was initially issued on August 29, 1997. However, the Company believes that in order for the Company to receive the benefits of the Series B Agreement (e.g., the Conversion Limitations and Initial Purchase Option with the possibility of the Extended Restricted Period and Extended Purchase Period) it was necessary for the Company to agree to issue the Additional Warrants if the Existing Warrants were not repriced from $5.91 to $2.753 per share. The Company agreed to issue the Additional Warrants if the Existing Warrants were not repriced because the Company believed that due to the depressed price of the Common Stock it was necessary to implement the Conversion Limitation in order to minimize the ownership dilution that stockholders could have experienced if the Series B Preferred Stock had converted to Common Stock at such depressed prices. In addition, the re-pricing of the Existing Warrants or the issue of the Additional Warrants at a price per share of Common Stock in excess of the market value per share at the date of the Series B Agreement increases the possibility of the Company obtaining additional working capital if such options are exercised.



(2)   As of May 18, 1998, 989,586 of such 1.0 million shares had been issued.



(3) The Company's loan facility with Foothill Capital Corporation, the Company's secured lender ("Foothill"), does not permit the Company to repurchase any of the Series B Preferred Stock without Foothill's consent so long as any of the Company's Foothill indebtedness, due on June 15, 1998, remains outstanding. Foothill has consented to the Company's two previous repurchases of shares of the Series B Preferred Stock and the Company has held preliminary discussions with Foothill regarding its consent to another repurchase of Series B Preferred Stock. However, there can be no assurance that Foothill will consent. In addition, any significant repurchases of Series B Preferred Stock could require the Company to obtain new financing. See "Repurchase of Series B Preferred Stock." There can be no assurance as to whether or on what terms either of these conditions can be satisfied. The Company's loan facility with Foothill terminates on June 15, 1998. Upon the termination of the loan facility the Company would no longer need Foothill's consent to repurchase shares of the Series B Preferred Stock. If the Company repays all amounts owed to Foothill, the Company may be able to terminate the loan facility prior to June 15, 1998. The Company intends to use a portion of the proceeds it receives from the liquidation of the Vision Twenty-One, Inc. common stock it currently owns to repay the Foothill obligations. There can be no assurance that the Company will possess the funds necessary to retire the Foothill debt prior to June 15, 1998.


         The Conversion Limitation, the Initial Purchase Option and the Extended Purchase Option may be terminated by the Series B Holders under any of the following circumstances:


      o As of the end of any month, the Company's current ratio (current assets divided by current liabilities) falls below 1.1 to 1.

      o As of the end of the first or second quarter of 1998, the Company's income or loss from operations for such quarter has not improved relative to the Company's results for the prior quarter. (The Company expects that its loss from operations for the first quarter of 1998 will be less than the Company's loss from operations for the fourth quarter of 1997.)

      o  At any time,  the Company  undergoes  or  announces a material  adverse change in its financial condition, operating results, assets, liabilities, operations or business prospects which is material to the Company and its subsidiaries taken as a whole. The Series B Agreement does not specify any criteria for determining whether such a change qualifies under this "material adverse" standard. If the Series B Holders claim that a material adverse change has occurred and the Company disagrees the parties would be forced to reach a mutually agreeable solution or seek resolution through litigation or some other mutually agreeable form of dispute resolution.

      If the Conversion Limitation is terminated prior to June 12, 1998 due to the occurrence of one or more of these circumstances or if the Company's stockholders do not approve the Series B Proposal, then the Company will be required to issue to the Series B Holders warrants to purchase up to 750,000 shares of Common Stock at a price of $2.753 per share (the "Additional Warrants"). As of April 30, 1998, the Company was in compliance with the first two of these tests (current ratio and operating results), but cannot predict whether or not the Series B Holders may claim that the Company has failed to meet the third test (no material adverse change). However, the Company believes that such a claim would be unwarranted based on the Company's improved operating results during the first quarter of 1998 as compared to the fourth quarter of 1997.

Factors Considered by the Board of Directors

      The factors that Board of Directors considered as positive in its decision to enter into the Series B Agreement included:

      o The Conversion Limitation may prevent the further depression of the market price of the Company's Common Stock price at a time when such price was already at historically low levels.

      o The Initial Purchase Option and the Extended Purchase Option, if exercised by the Company, would prevent further dilution of the Company's existing stockholders and the potentially adverse impact of additional shares of Common Stock entering the market. The Company intends to exercise the Initial Purchase Option and the Extended
         Purchase Option if the necessary funds are available and other repurchase conditions were satisfied. To date, the Company has not repurchased any shares of Series B Preferred Stock under the Initial Purchase Option.

      o If the Company's stock market price increases by June 12, 1998 or September 14, 1998, the number of shares of Common Stock issuable upon conversion will be less than if converted at the conversion prices in effect during March and April 1998 of approximately $2.00.

      The factors that Board of Directors considered as negative in its decision to enter into the Series B Agreement included:

      o If the Company's stockholders do not approve the Series B Proposal, the issuance of the Additional Warrants, if exercised, would reduce the percentage ownership of the current stockholders and dilute their interest in the Company's operating results.

      o If the Company is to exercise the Initial Purchase Option and the Extended Purchase Option the Company must have the funds necessary to accomplish such purchases which may require the Company to obtain new financing. In addition, the Company would need to obtain Foothill's consent (unless the Foothill loan facility is no longer in effect at the time of a repurchase) and will need to analyze any repurchases to insure compliance with applicable law. Repurchases cannot impair the Company's capital or render the Company insolvent or unable to pay its debts as they become due.

      o If the market price of the Company's Common Stock continues trading at its current levels, and if after September 14, 1998, the market price for the Company's Common Stock increased so that the average of the lowest three closing bid prices during the 30 trading days preceding a conversion date would have exceeded $6.68, the decrease in the fixed component of the conversion price may result in the issuance of more conversion shares than would have been required to be issued if the Amendment to the Certificate of Designation had not been approved.

      o If the market price of the Common Stock exceeds $5.91 per share during the life of the Existing Warrants and the Company's stockholders approve the Series B Proposal, the reduction in the exercise price of the Existing Warrants from $5.91 to $2.753 would reduce the potential proceeds to the Company from the exercise of the Existing Warrants by approximately $2.4 million.

      o Although the Company did receive the right under the Initial Purchase Option and Extended Purchase Option to purchase the Series B Common Stock, the Series B Holders would only grant such options in exchange for such purchases being at a 20% premium.

      The Board of Directors determined that, taken as a whole, the positive factors outweighed these negative factors. The Board of Directors determined that the ability to implement the Conversion Limitation and the possibility of extending such limitation during the Extended Restricted Period was of utmost importance due to the dilution in the ownership interest of the Company's current stockholders which would have occurred if the Series B Preferred Stock was converted into Common Stock at the then depressed market price. In addition, the Conversion Limitation (and Extended Restricted Period, if in effect) temporarily eliminates uncertainties associated with the floating conversion price of the Series B Preferred Stock and such uncertainties may be permanently eliminated if the Company is able to repurchase the Series B Preferred Stock pursuant to the Initial Purchase Option (and Extended Purchase Option, if in effect).

Possible Disadvantages of Approving the Series B Proposal

      Potential for Increased Dilution of Common Stockholders. If the Company's stockholders do approve the Series B Proposal, the number of shares of Common Stock that may be ultimately issued upon the conversion of the Series B Stock may be greater than if the Series B Proposal had not been approved. For example, if the market price of the Company's Common Stock continues trading at its current levels, and if after September 14, 1998, the market price for the Company's Common Stock increased so that the average of the lowest three closing bid prices during the 30 trading days preceding a conversion date would have exceeded $6.68, the decrease in the fixed component of the conversion price may result in the issuance of more conversion shares than would have been required to be issued if the Amendment to the Certificate of Designation had not been approved. The issuance of such additional shares would reduce the percentage ownership of the current stockholders and dilute their interest in the Company's operating results.

      Decrease in Proceeds Resulting From Exercise of Existing Warrants. If the market price of the Common Stock exceeds $5.91 per share during the life of the Existing Warrants, the reduction in the exercise price of the Existing Warrants from $5.91 to $2.753 would reduce the potential proceeds to the Company from the exercise of the Existing Warrants by approximately $2.4 million. If the market price of the Common Stock remains less than $5.91 per share throughout the term of the Existing Warrants, the Company believes that the Existing Warrants would never be exercised and the Company would not receive any proceeds from the Existing Warrants. If the Existing Warrants are repriced from $5.91 to $2.753 per share and the market price of Common Stock exceeds $2.753 per share throughout the term of the Existing Warrants the Company expects that it would probably receive proceeds from the Existing Warrants, although such proceeds will be less than if the Existing Warrants were exercised at the current price of $5.91 per share.

      Potential Decrease in Fixed Component of Conversion Price. Even if the market price of the Common Stock ultimately increases substantially above its current level, the approval of the Series B Proposal would result in conversions of the remaining Series B Preferred Stock into Common Stock at a conversion price below (and possibly significantly below) the current maximum conversion price of $6.68 if the market price of the Common Stock during the 20 trading days before September 14, 1998 is less than $6.07 (an amount equal to $6.68 divided by 110%).

Consequences if Stockholder Approval is Not Obtained

      If for any reason the Company's common stockholders do not approve the Series B Proposal, the Company will be required to issue the Additional Warrants to purchase Common Stock at a price equal to $2.753 per share, and the Initial Purchase Option and the Conversion Limitation will expire. The Additional Warrants would be exercisable at any time through August 29, 2002 and would not be subject to the Conversion Limitation. As a condition to entering into the Series B Agreement the Series B Holders required the Company to commit to issue the Additional Warrants if the Company's stockholders did not approve the Series B Proposal. If the Company would not agree to this requirement, the Company believes that the Series B Agreement would not have been implemented and the Conversion Limitation and the Initial Repurchase Option would not now be effective.

Repurchase of the Series B Preferred Stock

      The Company is engaged in discussions regarding potential private placement equity financings. The Company anticipates that the net proceeds of such financings would be used to (i) exercise the Initial Purchase Option either as in effect through June 12, 1998 or as may be extended during the Extended Purchase Period if the Company's stockholders approve the Series B Proposal, and
(ii) repay the Company's obligations to Foothill if not previously repaid at the time of sale. Any remaining funds would be used for general corporate purposes. Such financings may involve sales of Common Stock at a price below market prices prevailing at the time of sale. There can be no assurance as to whether or on what terms the Company will be able to complete such potential financings. In addition, there can be no assurance as to whether such potential financings would be completed prior to or after June 12, 1998. Even if the Company was able to complete such potential financings and repurchase all of the Series B Preferred Stock prior to June 12, 1998, the approval of the Company's stockholders of the Series B Proposal would be necessary to avoid the issuance of the Additional Warrants.

Issuance of the Series B Preferred Stock and Existing Warrants


      In a private placement completed on August 29, 1997, the Company sold to the Series B Holders a total of 1,600 shares of Series B Preferred Stock, and issued to such investors the Existing Warrants. The Company received gross proceeds of $16 million and net proceeds of approximately $14.8 million, after the payment of cash fees to its placement agent and estimated transaction expenses.1 On the same date, the Company used such net proceeds to purchase several patents from International Business Machines Corporation ("IBM") relating to the use of ultraviolet light for laser vision correction as well as to all non-ophthalmic applications (the "IBM Patents"). The IBM Patents represent fundamental claims in 13 countries. The IBM Patents include patents for Far Ultraviolet Surgical and Dental Procedures, with an expiration date of November 2005 in the United States and expiration dates ranging from December 1998 to June 2005 in Australia, Austria, Belgium, Brazil, Canada, France, Germany, Italy, Japan, Spain, Sweden, Switzerland and the United Kingdom. The IBM Patents also include patents for Enhancement of Ultraviolet Light Ablation and Etching Organic Solids, with an expiration date of October 2008 in the United States and expiration dates ranging from July 2009 to October 2009, in France, Germany, Japan and the United Kingdom.

      As part of the same transaction, the Company also acquired, effective as of January 1, 1997, all of IBM's rights to royalty payments under IBM's pre-existing agreements licensing certain of the IBM Patents to Visx Inc. ("Visx") and Summit Technology, Inc. ("Summit Technology"). These license agreements require Visx and Summit Technology to each pay, during each six-month period, a royalty equal to 2% of their excimer laser revenues for such period that are covered by such patents. Under these agreements, the Company received an aggregate of approximately $800,000 from Visx and Summit Technology for the year ended December 31, 1997 and is due to receive from Visx and Summit Technology royalty payments within 60 days after the end of each subsequent six-month period thereafter throughout the term of the IBM Patents.

Licensing Arrangements

      In September 1997, the Company received a $4.0 million lump-sum payment for its grant of an exclusive, world-wide, royalty-free license to a third party covering the use of the IBM Patents in the vascular and cardiovascular fields.

      In February 1998, the Company transferred to Nidek Co., Ltd., a Japanese surgical and diagnostic products company ("Nidek") all rights in those IBM
Patents which have been issued in countries outside the United States (the "Non-U.S. Patents"). The Company received from Nidek a payment of $7.5 million in cash (of which $200,000 was withheld for Japanese taxes) and an exclusive license to use and sublicense the Non-U.S. Patents in all fields other than ophthalmic, cardiovascular and vascular. The Company retained ownership of the IBM Patents issued in the United States (the "U.S. Patents"), and granted Nidek a non-exclusive license to use the U.S. Patents. The Nidek transaction brings to approximately $12.3 million the total amount of lump-sum and periodic cash payments (before transaction expenses and withholding taxes) that the Company has received to date as a result of its acquisition of the IBM Patents.

      The Company  continues to hold the  following  rights  relating to the IBM
Patents:

      o A nonexclusive license to use (subject to the payment of a per unit royalty) the Non-U.S. Patents in the ophthalmic field in all countries that issued them.

--------------------
           (1) These amounts included $800,000 paid to the Company's placement agent and approximately $400,000 for legal, accounting, and other expenses.

      o An exclusive license to use and sublicense the Non-U.S. Patents in all fields other than the ophthalmic, cardiovascular and vascular areas (subject to a 2% royalty in certain countries).

      o The ownership of the U.S. Patents, subject to non-exclusive licenses granted to Nidek and five ophthalmic laser system producers and to an exclusive license to use the IBM Patents in the vascular and cardiovascular fields.

      o The right to receive royalties from Visx and Summit Technology equal to 2% of their U.S. revenue from the sale of laser systems that rely on the IBM Patents.

The  Company's   management   believes  that  these  rights  offer  the  Company
substantial future opportunity.

Redemptions and Conversions of Series B Preferred Stock

      Of the 1,600 shares of Series B Preferred Stock issued in August 1997, a total of 1,175 shares have been redeemed, repurchased or converted as follows:


                                                                             Number           Balance
Month                     Transaction                                      of Shares        Outstanding
-----                     -----------                                      ---------        -----------
Oct. 1997              Redemption (at a 4% premium)                           305              1,295
Feb.-Mar. 1998         Repurchases (at a 20% premium)                         351                944
Mar.-Apr. 1998         Conversions (at $1.739583 per share)                   376                568
Apr. 1998              Conversions (at $1.75 per share)                         8                560
Apr. 1998              Conversions (at $1.802083 per share)                    17                543
Apr. 1998              Conversions (at $1.979167 per share)                    10                533
Apr. 1998              Conversions (at $1.989583 per share)                     8                525


All such redemptions and repurchases have been funded from a blocked account established for the exclusive benefit of the Series B Holders, as required by the agreements the Company entered into with such holders in August 1997.

      There is no limit on the number of shares of Common Stock potentially issuable in connection with conversions of Series B Preferred Stock. As illustrated in the table below, the number of shares of Common Stock issuable upon such conversions (the "Series B Conversion Shares") depends on the market price of the Common Stock at the time of conversions:

       Assumed                Number of              As % of Common Shares
     Conversion          Series B Conversion          Assumed Outstanding
      Price (1)         Shares Issuable (2)(3)        After Conversion (4)
      ---------         ----------------------        --------------------

        $0.50                 10,500,000                      45.2%
        $1.00                  5,250,000                      29.2%
        $2.00                  2,625,000                      17.1%
        $2.270833 (5)          2,311,927                      15.4%
        $3.00                  1,750,000                      12.1%
        $4.00                  1,312,500                       9.4%
        $5.00                  1,050,000                       7.6%
        $6.00                    875,000                       6.4%
        $6.68 (6)                785,928                       5.8%


     (1) Equals the lesser of (A) $6.68 or (B) the average of the three lowest closing bid prices of the Common Stock during the 30 trading days immediately preceding the applicable conversion date.

     (2) Excludes an aggregate of 2,392,220 Series B Conversion Shares that have been issued in connection with conversions through May 18, 1998.

     (3) Based on the Series B Agreement, no more than 10,414 additional Series B Conversion Shares may be issued before June 12, 1998 or, if the Series B Proposal is approved by the Company's common stockholders, September 14, 1998. This agreement can be terminated by the preferred stockholders under certain circumstances. See "Summary of Series B Preferred Stock Agreement."

     (4) Equals the 12,712,712 shares of Common Stock outstanding on May 15, 1998 plus the number of Series B Conversion Shares issuable upon the conversion (at a conversion price indicated in the table) of all 560 shares of Series B Preferred Stock outstanding as of such date.

     (5) Equals the conversion price in effect as of May 18, 1998.

     (6) Currently, under the terms of the Series B Preferred Stock, the conversion price cannot exceed $6.68, regardless of the market price of the Common Stock. If the Company's stockholders approve the Series B Proposal, this maximum conversion price will be adjusted to equal the lesser of $6.68 or 110% of the average closing bid prices of the Common Stock during the 20-trading day period ending on September 14, 1998. Failure to receive such approval on or before June 12, 1998 will require the Company to issue the Additional Warrants. "Summary of Series B Preferred Stock Agreement."


Vote Required

     If the Series B Proposal is approved by the holders of a majority of the outstanding shares of Common Stock, the reduction to the exercise price of the Existing Warrants shall be effective immediately and the adjustment of the fixed component of the conversion price of the Series B Stock will become effective upon the filing by the Company of an amendment to the Company's Certificate of Designation with the Delaware Secretary of State, which is expected to be done as soon as practicable after stockholder approval is obtained. The Board of Directors has unanimously recommended that stockholders vote FOR the Series B Proposal. The directors and officers of the Company intend to vote their shares in favor of this Proposal.

                                 PROPOSAL NO. 3:
                       AMENDMENT TO EQUITY INCENTIVE PLAN


     The Equity Incentive Plan was approved by the Company's stockholders in June 1996. The Board of Directors has unanimously approved an amendment and restatement of the Equity Incentive Plan (as so amended and restated, the "Amended and Restated Equity Incentive Plan"), subject to the approval of the Company's stockholders. The principal and only material change reflected in the Amended and Restated Equity Incentive Plan is an increase in the aggregate number of shares of Common Stock available for delivery under the Amended and Restated Equity Incentive Plan from 750,000 to 1,250,000. In addition, the Amended and Restated Equity Incentive Plan reflects certain technical amendments to reflect changes in the rules of the SEC. As of May 15, 1998, only 175,000 shares remained available for future grants and awards under the Equity Incentive Plan. The number of options granted under the Equity Incentive Plan during 1996 and 1997 was 268,000 and 191,000, respectively, and 110,000 options have been granted under the Equity Incentive Plan through May 18, 1998. In addition, during 1997 and during 1998 to date, 5,000 and 10,000 shares, respectively, were granted to outside consultants who were eligible to receive shares under the Equity Incentive Plan. As of May 19, 1998, the aggregate number of outstanding options granted under the Equity Incentive Plan was 560,000 and the aggregate market value of the underlying shares of Common Stock was $2,590,000 (based on a closing price of $4.625 as of such date).

     If the Amended and Restated Equity Incentive Plan is not approved by the Company's stockholders, awards will continue to be automatically granted in accordance with the terms of the current Equity Incentive Plan.

     The summary of the Amended and Restated Equity Incentive Plan that appears below is qualified in its entirety by reference to the full text of the plan document, a copy of which is available upon request from the Company's secretary.

     Purpose of Plan. The Amended and Restated Equity Incentive Plan is intended to allow employees and consultants to acquire or increase equity ownership in the Company, thereby strengthening their commitment to the success of the Company and stimulating their efforts on behalf of the Company, and to assist the Company in attracting new employees and consultants and retaining existing employees and consultants.

     Types of Awards. Under the Amended and Restated Equity Incentive Plan, the Compensation Committee would be authorized to grant nonqualified stock options, incentive stock options, stock appreciation rights, limited stock appreciation rights ("LSARs"), shares of restricted Common Stock ("restricted shares"), performance shares, and shares of Common Stock awarded as a bonus (all of the foregoing collectively, "Awards").

     Eligibility. All employees (including officers) and consultants of the Company are eligible to receive Awards. No employee may receive Awards covering an aggregate of more than 250,000 shares of Common Stock during any year. The Compensation Committee is authorized, subject to certain limits specified in the Amended and Restated Plan, to determine to whom and on what terms and conditions Awards shall be made.

     Number of Shares Issuable. The Amended and Restated Equity Incentive Plan would provide for the issuance of up to 1,250,000 shares of Common Stock, as compared to the current limit of 750,000 shares, subject to anti-dilution adjustments.

     Stock options. Options must be granted at an exercise price of no less than 100% of the fair market value of a share of Common Stock on the date of grant. Unless otherwise specified by the Compensation Committee, options will become exercisable in four annual installments of 25% beginning on the first anniversary of the grant date. The option exercise price may be paid by any one or more of the following methods: (i) cash or (ii) a "cashless" exercise pursuant to a sale through a broker of a portion of the shares covered by the option. Options may be granted as either (i) nonstatutory options upon exercise of which grantees would recognize ordinary taxable income, and the Company would be entitled to a compensation expense deduction or (ii) as incentive stock options (ISOs) which, subject to certain conditions, would not result in the recognition of taxable income by the grantee upon exercise, nor a compensation deduction to the Company until the shares are disposed of by the grantee.

     SARs. An award of a stock appreciation right ("SAR") entitles the grantee to receive a payment equal to the appreciation in value of the Common Stock over the strike price. The strike price will equal either (i) at least 100% of the fair market value of the Common Stock on the grant date of the SAR, or (ii) if the SAR is linked to an option, the exercise price of such option. The amount of appreciation will be payable in cash or Common Stock.

     Restricted shares. Restricted shares will be forfeited if the conditions set by the Compensation Committee have not been satisfied or waived. The Compensation Committee will determine whether or not a grantee shall be required to pay for such restricted shares and, if so, what the price shall be.

     Performance shares. To the extent that the performance goals specified by the Compensation Committee (including without limitation stock price, market share, sales, earnings per share, and return on equity) in a grant of performance shares have been achieved, then a benefit shall be paid after the end of the performance-measuring period specified by the Compensation Committee. The amount of the benefit is based upon the percentage attainment of the performance goals multiplied by the value of a share of Common Stock at the end of the performance period. No benefit will be payable if the minimum performance goals have not been met.

     LSARs. LSARs may in the discretion of the Compensation Committee be granted with any option or stock appreciation right, either in connection with the original grant or at any later date.

     Termination of employment. If a grantee's employment is terminated for cause, all unexercised options (and any associated LSARs) and SARs will immediately terminate and unvested restricted shares and performance shares will be forfeited. In the event of death or permanent disability, any restricted shares will be vested, any unexercised options (and any associated LSARs) or SARs (whether or not previously exercisable) may be exercised by a beneficiary for six months after the date of death or disability, and any unexercised performance shares may be exercised for one year thereafter, provided that if a performance-measuring period has not ended, the benefit will be pro-rated. If a grantee terminates for any other reason, restricted shares will be forfeited, any unexercised option (and any associated LSARs) or SARs may be exercised for 30 days following the date of termination, and any unexercised performance shares may be exercised only as determined by the Compensation Committee.

     Other. Options and SARs will have a maximum term of 10 years. In the event of a "Change in Control" of the Company, restricted shares will become nonforfeitable, all other Awards will become exercisable. The Amended and Restated Equity Incentive Plan may be amended by the Board without stockholder approval unless stockholder approval is required by federal securities law or the listing requirements of a securities exchange on which any of the Company's equity securities are listed. The Amended and Restated Equity Incentive Plan will terminate on January 19, 2006. For purposes of this paragraph "Change of Control" means, generally (i) certain acquisitions of the beneficial ownership of 25% or more of the then-outstanding Common Stock, (ii) certain changes in the composition of the Board, and (iii) certain transactions whereby stockholders who immediately before such transaction do not, immediately, thereafter, beneficially own, directly or indirectly, more than 60% of the then-outstanding Common Stock, and the sale or other disposition of all or substantially all of the assets of the Company or the dissolution or liquidation of the Company.

     Tax Implications. Under present law, the following are the federal tax consequences generally arising with respect to awards granted under the Amended and Restated Equity Incentive Plan. The grant of an option or an SAR will create no tax consequences for the grantee or the Company. The grantee will have no taxable income upon exercising an ISO (except that the alternative minimum tax may apply) and the Company will recognize no deduction when the ISO is exercised. Upon exercising a non-qualified option or SAR, the grantee must recognize ordinary income equal to the difference between (i) the exercise price of the option or the strike price for an SAR, as applicable, and (ii) and the fair market value of the Common Stock on the date of exercise; the Company will be entitled to a deduction for the same amount. With respect to other Awards under the Amended and Restated Equity Incentive Plan that are either transferable or not subject to a substantial risk of forfeiture, the grantee must recognize ordinary income equal to the fair market value of the shares or other property received. With respect to awards that are settled in stock or other property that is restricted as to transferability and subject to a substantial risk of forfeiture, the grantee recognizes ordinary income when the shares or other property become transferable or not subject to a substantial risk of forfeiture, whichever occurs first.

Plan Benefits

     The Company has not yet determined which persons will receive any of the awards which will be based on the additional 500,000 shares proposed to be made available under the Equity Incentive Plan. As of May 20, 1998, the only awards that have been made under the Equity Incentive Plan are stock options except for stock grants made to outside consultants in the aggregate amount of 15,000 shares. The table below sets forth the number of stock options outstanding as of such date that have been granted under the Equity Incentive Plan to the persons and groups listed in the table. None of such options have been exercised.


                                                                               No. of
Name and Position                                                              Options
-----------------                                                              -------
Michael R. Farris (President and CEO)................................               --
Richard L. Stensrud (Chief Operating Officer of the Company; President
   of TFG)...........................................................          100,000
Gregory L. Wilson  (Chief Financial Officer).........................           25,000
All current executive officers as a group............................          205,000
All directors (excluding executive officers) as a group..............     Not eligible
All employees (excluding executive officers) as a group..............          355,000

No associate (as defined in the SEC's rules) of any of the persons named or described in the table above has received any stock options under the Equity Incentive Plan. The persons who have received 5% or more of the 750,000 options originally available for awards under the Equity Incentive Plan and the number of options received by them are as follows: David Pieroni (100,000); Charles Stewart (100,000); Richard Crowley (80,000); and Richard Jones (50,000).


         The Board of Directors recommends that stockholders vote "FOR" the Amended and Restated Equity Incentive Plan.


                                 PROPOSAL NO. 4:
                              INDEPENDENT AUDITORS

     The Board of Directors recommends that stockholders ratify the appointment of KPMG Peat Marwick LLP by voting "FOR" ratification of KPMG Peat Marwick LLP as the Company's auditors for the 1998 fiscal year. In the event such selection is not ratified, the Board of Directors will reconsider its selection.

     KPMG Peat Marwick LLP has audited the Company's financial statements for fiscal years 1995, 1996 and 1997. Representatives of KPMG Peat Marwick LLP are expected to be present at the meeting with the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

                     The Board of Directors recommends that
            stockholders vote "FOR" the Auditor Ratification Proposal


                                  OTHER MATTERS

     The Board of Directors of the Company is not aware that any matter other than those listed in the Notice of Meeting is to be presented for action at the Annual Meeting. If any of the Board's nominees is unavailable for election as a director or any other matter should properly come before the meeting, it is intended that votes will be cast pursuant to the Proxy in respect thereto in accordance with the best judgment of the person or persons acting as proxies.


                 INFORMATION CONCERNING SOLICITATION AND VOTING

     Revocability of Proxies. Any stockholder who executes and returns a Proxy may revoke it at any time before it is exercised by filing with the Secretary of the Company written notice of such revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not in and of itself constitute revocation of a Proxy.

     Record Date; Voting. Stockholders of record as of the close of business on the Record Date are entitled to notice of and to vote at the Annual Meeting. On the Record Date, 12,712,712 shares of Common Stock of the Company were outstanding, each of which is entitled to one vote upon each of the matters to be presented at the Annual Meeting. The presence of holders of a majority of the outstanding shares of Common Stock, whether in person or by proxy, will constitute a quorum at the Annual Meeting. The Company's Certificate of Incorporation does not provide for cumulative voting. Abstentions will be considered present for purposes of determining whether a quorum exists. Votes withheld for director nominees will be disregarded. "Broker non-votes" (that is, shares represented at the Annual Meeting which are held by a broker or nominee and as to which (i) instructions have not been received from the beneficial owner or the person entitled to vote and (ii) the broker or nominee does not have discretionary voting power) are considered not entitled to vote, and thus they do not count towards a quorum (However, if they are voted with respect to any item or if a proxy is signed and returned, even if it is not marked with respect to any vote, they will count towards a quorum.) A plurality of the votes of the shares present (either in person or by proxy) and entitled to vote on the election at the Annual Meeting is required to elect directors. The affirmative vote of the holders of a majority of the shares of Common Stock present (either in person or by proxy) and entitled to vote at the Annual Meeting is required to approve the Equity Incentive Plan Proposal and the Auditor Ratification Proposal. The affirmative vote of a majority of the outstanding shares of Common Stock is required for the approval of the Series B Proposal. In accordance with Delaware law and the Company's Certificate of Incorporation and Bylaws, (i) for the election of directors, which requires a plurality of the votes present, votes withheld and broker non-votes will not be counted, and (ii) for the adoption of all other proposals, which require a majority of the shares of the Common Stock present in person or by proxy and entitled to vote, broker non-votes will not be considered present, but abstentions will have the effect of a vote against such proposals.

     Solicitation. The cost of soliciting proxies will be borne by the Company. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies may also be solicited by certain of the Company's directors, officers and regular employees, without additional compensation, personally or by telephone.

     Deadline for Receipt of Stockholder Proposals. Proposals of stockholders which are intended to be presented by such stockholders at the Company's next annual meeting of stockholders to be held in 1999 must be received by the Company no later than January 21, 1999 in order that they may be included in the proxy statement and form of proxy relating to that meeting.



May 28, 1998

                             LASERSIGHT INCORPORATED
                                      PROXY
                  ANNUAL MEETING OF STOCKHOLDERS, JUNE 12, 1998

           This Proxy is solicited on behalf of the Board of Directors

The undersigned hereby (i) appoints Michael R. Farris and Gregory L. Wilson and each of them as Proxy holders and attorneys, with full power of substitution to appear and vote all of the shares of Common Stock of LaserSight Incorporated which the undersigned shall be entitled to vote at the Annual Meeting of Stockholders of the Company, to be held on Friday, June 12, 1998 at 10:00 a.m. EDT, and at any adjournments thereof, hereby revoking any and all proxies previously given and (ii) authorizes and directs said Proxy holders to vote all of the shares of Common Stock of the Company represented by this Proxy as follows. If no directions are given below, said shares will be voted "FOR" Items 1, 2, 3 and 4.

(1) ELECTION OF DIRECTORS. J. Richard Crowley; Michael R. Farris; Terry A. Fuller, PhD.; Richard C. Lutzy; Francis E. O'Donnell, Jr., M.D.; David T. Pieroni; and Thomas Quinn.

     [ ] FOR all nominees listed                    [ ] WITHHOLD AUTHORITY
         (except as marked to the                       to vote for the nominees
         contrary below)                                listed
     (INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the following line.)

--------------------------------------------------------------------------------
(2)  Approve Amendment to Certificate
     of Designation and Reduction of
     Exercise Price of Existing Warrants   [ ] FOR    [ ] AGAINST    [ ] ABSTAIN
(3)  Approve Amendment to Equity Incentive
     Plan                                  [ ] FOR    [ ] AGAINST    [ ] ABSTAIN
(4)  Ratify appointment of
     independent  auditors                 [ ] FOR    [ ]  AGAINST   [ ] ABSTAIN
(5) In their discretion to act on any other matters which may properly come before the Annual Meeting.

                                       Please date, sign and return promptly
                                       in the accompanying envelope.

                                       Dated: ____________________________, 1998

                                       -----------------------------------------

                                       -----------------------------------------
                                                    (If held jointly)

                                       Your signature should be exactly the same
                                       as  the  name  imprinted  herein. Persons
                                       signing  as   executors,  administrators,
                                       trustees or in similar capacities should so indicate. For joint accounts, each joint owner must sign.

       The Board of Directors Recommends You Vote FOR the Above Proposals.
                                                  ---